Exhibit 5.1

ATTORNEYS AT LAW One INDEPENDENT DRIVE JACKSONVILLE, FLORIDA 32202 904.359.2000 TEL 904.359.8700 FAX www.foley.com CLIENT/MATTER NUMBER 045952-0199

July 6, 2023

22nd Century Group, Inc.

500 Seneca Street, Suite 507

Buffalo, New York 14204

Ladies and Gentlemen:

We have acted as counsel to 22nd Century Group, Inc., a Nevada corporation (the “Company”), in connection with the Company’s sale of up to 778,634 shares (the “Shares”) of the Company’s common stock, par value $0. 00001 per share (the “Common Stock”), warrants to purchase up purchase up to an aggregate of 1,557,268 shares of the Common Stock (the “Warrants”) and shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Warrants and the Shares, the “Securities”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-270473), filed with the Securities and Exchange Commission (the “Commission”) on March 10, 2023 and declared effective on March 31, 2023 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the final prospectus supplement dated July 6, 2023 (together with the Base Prospectus, the “Prospectus”). The Shares and Warrants are to be sold to the investors pursuant to a securities purchase agreement dated July 6, 2023 (the “Purchase Agreement”).

In connection with our representation, we have examined: (i) the Purchase Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended, (iv) the Amended and Restated Bylaws of the Company, as amended and (v) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the Purchase Agreement and the execution and delivery of the Purchase Agreement. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the applicable provisions of Title 7 of the Nevada Revised Statutes, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK Orlando	SACRAMENTO Salt lake City SAN DIEGO SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. Upon the issuance of the Shares pursuant to the terms of the Purchase Agreement and the receipt by the Company of the consideration for the Shares pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid, and nonassessable.

2. The Warrants, when issued and sold in accordance with the terms and conditions of the Purchase Agreement and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.

3. The Warrant Shares, when issued and paid for upon the exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP